CUSIP No.  05575Y208

EXHIBIT B

IDENTIFICATION OF RELEVANT ENTITY

Yorkmont Capital Partners, LP is the direct holder of the securities reported herein. Yorkmont Capital Management, LLC is the general partner of Yorkmont Capital Partners, LP. Graeme P. Rein is the managing member of Yorkmont Capital Management, LLC.